Exhibit 99.1

Amicus Therapeutics Announces Closing of Offering of Senior Convertible Notes and Exercise in Full of Option to Purchase Additional Notes

CRANBURY, NJ, December 21, 2016 — Amicus Therapeutics (Nasdaq: FOLD), a global biotechnology company at the forefront of rare and orphan diseases, announced the closing of its previously announced private offering of $250 million aggregate principal amount of 3.00% convertible senior notes due 2023 (the “notes”), including the full exercise by the initial purchasers of their option to purchase up to an additional $25 million aggregate principal amount of notes on the same terms and conditions, solely to cover over-allotments.  Amicus anticipates that the aggregate net proceeds of the offering will be approximately $243.0 million.

The notes are senior unsecured obligations of Amicus.  The notes bear interest at a rate of 3.00% per annum, payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2017.  The notes will mature on December 15, 2023, unless earlier repurchased, redeemed or converted.  The notes are convertible at the option of holders, under certain circumstances and during certain periods, into cash, shares of Amicus’ common stock or a combination of cash and shares of Amicus’ common stock, at Amicus’ election.  The initial conversion rate of the notes is 163.3987 shares of Amicus’ common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $6.12 per share of Amicus’ common stock.  The initial conversion price represents a premium of approximately 27.5% over the last reported sale price of Amicus’ common stock on December 15, 2016 of $4.80.  The conversion rate will be subject to adjustment upon the occurrence of certain events.  Amicus may redeem for cash all or part of the notes, at its option, on or after December 19, 2020, under certain circumstances at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Goldman, Sachs & Co., J.P. Morgan Securities LLC, BofA Merrill Lynch and Leerink Partners LLC acted as bookrunners for the offering, and Cowen and Company acted as lead manager.

In connection with the pricing of the notes and upon exercise of the initial purchasers’ over-allotment option, Amicus entered into privately negotiated capped call transactions with Royal Bank of Canada, JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities LLC, and Goldman, Sachs & Co.  The capped call transactions are expected generally to reduce the potential dilution to existing stockholders and/or offset the potential cash payments Amicus would be required to make in excess of the principal amount of the notes upon their conversion, with such reduction and/or offset subject to a cap.

Amicus used approximately $13.5 million of the net proceeds from the offering to fund the payment of the cost of the capped call transactions and approximately $82.2 million of the net proceeds from the offering to refinance existing unsecured debt. Amicus intends to use the balance of the net proceeds from the offering for general corporate purposes.

The offering was made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.  Neither the notes nor any share of Amicus’s common stock issuable upon conversion of the notes have been or are expected to be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a global biotechnology company at the forefront of therapies for rare and orphan diseases. The Company has a robust pipeline of advanced therapies for a broad range of human genetic diseases. Amicus’ lead programs in development include the small molecule pharmacological chaperone migalastat as a monotherapy for Fabry disease, SD-101 for Epidermolysis Bullosa (EB), as well as novel enzyme replacement therapy (ERT) and biologic products for Fabry disease, Pompe disease, and other rare and devastating diseases.

Forward-Looking Statements

This press release includes forward-looking statements regarding Amicus’s future plans, including statements related to Amicus’s intended use of the net proceeds of the offering.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release and Amicus undertakes no obligation to update any forward-looking statement in this press release except as required by law. These forward looking statements are based on estimates and assumptions by Amicus’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks. There can be no assurance that Amicus will be able to complete the proposed offering of notes on acceptable terms, or at all. Actual results may differ materially from those anticipated or predicted by Amicus’s forward-looking statements as a result of various important factors, including, but not limited to, the terms of the notes and the offering, the risks and uncertainties related to whether or not Amicus will consummate the offering, and  the impact of general economic, industry, market or political conditions. In addition, all forward-looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACTS:

Investors/Media:

Amicus Therapeutics

Sara Pellegrino

Senior Director, Investor Relations

spellegrino@amicusrx.com

(609) 662-5044

Media:

MWW PR

Sid Dinsay

sdinsay@mww.com

(646) 381-9017

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